The Registrant is hereby reporting the sale of California Pollution Control Finance Authority Revenue Bond, Southern California Edison on January 5, 2001 to OppenheimerFunds, Inc. for par value plus accrued interest pursuant to Rule 17a-9 of the Investment Company Act of 1940